Exhibit 10.19

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into by and between one of the subsidiaries of L Brands, Inc. (the “Company”) and Greg Unis (the “Associate”).

WHEREAS, the Associate is serving as the CEO of Victoria’s Secret Beauty and the parties wish to ensure the Associate’s continued employment;

WHEREAS, the Associate agrees to devote his best professional efforts, time and skill to the performance of his job responsibilities;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.	Severance Upon Termination. The Company agrees that if Associate’s employment is involuntarily terminated without Cause or the Associate resigns for Good Reason (both as defined in Exhibit A), Associate will continue to receive an amount equal to his base salary (in accordance with the Company’s regular payroll practices) for a period of one (1) year (“Severance Payment”) from the date on which his employment is terminated (the “Termination Date”). In addition, subject to the Associate executing and not revoking a general waiver and release of all claims that the Associate may have against the Company and its affiliates, which release shall be in a form provided by the Company (the “Release”) by the 10th day following the Termination Date and the expiration of any revocation period applicable to the Release (the day following the last day of this period, the “Release Effective Date”) within 60 days after the Termination Date, the Company will pay an amount equal to Associate’s base salary (in accordance with our regular payroll practices) for a period of one (1) year following the date on which the Severance Payment has ended. The payments provided for in this paragraph will be in lieu of, and not in addition to, the payments described in Section 5 of your Confidentiality, Non-Competition and Intellectual Property Agreement. The Severance Payment and additional year of severance described herein will not be reduced if you obtain other employment so long as such employment does not violate your obligations under the attached Confidentiality, Non-Competition and Intellectual Property Agreement.

2.	Retention Bonus. The Company agrees that if the Associate remains employed and continues to use the Associate’s best efforts to satisfactorily perform the Associate’s job duties, the Company will pay the Associate a Retention Bonus in the Total Amount of Two Million One Hundred Thousand Dollars and Zero Cents ($2,100,000.00), less applicable withholdings (the “Retention Bonus”) subject to the terms provided herein.

3.	Retention Bonus Payment Schedule.

(a)	Subject to Section 3(b) below, the Company will pay to the Associate as of the date designated below (the “Retention Date”) the amount designated below (the “Retention Payment”) under the following schedule and conditions:

(i)        One-third of the Total Amount payable, which is the sum of Seven Hundred Thousand Dollars ($700,000.00), will be paid to the Associate on January 31, 2021, provided that the Associate is employed on the date of the payment;

(ii)       One-third of the Total Amount payable, which is the sum of Seven Hundred Thousand Dollars ($700,000.00), will be paid to the Associate on July 31, 2021, provided that the Associate is employed on the date of the payment;

(iii)      One-third of the Total Amount payable, which is the sum of Seven Hundred Thousand Dollars ($700,000.00), will be paid to the Associate on January 31, 2022, provided that the Associate is employed on the date of the payment.

Each Retention Payment will be paid on the first regular payroll date following the Retention Date and will be processed through the payroll system as a non-pensionable supplement. The Company will withhold such taxes as may be required pursuant to any applicable law or regulation.

The Associate understands that, subject to Section 3(b), receipt of the Retention Bonus is contingent upon the Associate remaining employed with the Company as of each Retention Date. This Agreement is not intended to be, and should not be construed as, a contract of employment for any specific period of time.

(b)	Termination of Employment. Notwithstanding the general requirement that the Associate must remain in the employment of the Company until each applicable Retention Date in order to be eligible to receive the Retention Payment:

(i)	If, prior to the Retention Date, the Associate’s employment is involuntarily terminated without Cause (as defined in Exhibit A), the Associate will receive the Retention Payment scheduled to be paid for the Retention Date immediately following the Termination Date, subject to the Associate executing and not revoking the Release, within 60 days after the Termination Date. If the Associate fails to execute the Release as prescribed above or the Associate revokes the Release during any applicable revocation period, the Associate will not be eligible to receive payment of such portion of the Retention Payment, and the any remaining Retention Payments will be forfeited in full.

(ii)	If, prior to any Retention Date, there is a Change in Control (as defined in Exhibit A) and following the Change in Control the Associate’s employment is involuntarily terminated without Cause or the Associate resigns for Good Reason (as defined in Exhibit A), the Company will pay to the Associate the Retention Payment scheduled to be paid for the Retention Date immediately following the Termination Date, subject to the Associate executing and not revoking a Release, within 60 days after the Termination Date. If the Associate fails to execute the Release as prescribed above or the Associate revokes the Release during any applicable revocation period, the Associate will not be eligible to receive payment of such portion of the Retention Payment, and the any remaining Retention Payments will be forfeited in full.

4.	Confidentiality. The Associate agrees to keep this Agreement confidential and not to reveal the existence of this Agreement, nor any of its terms, to any person, entity or organization.

5.	Miscellaneous. The following additional terms apply:

(a)	This Agreement will be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. The Associate may not assign any rights hereunder without the written consent of the other party hereto; provided, however, the Company may assign its rights and obligations under this Agreement without the Associate’s consent to (i) an affiliate of the Company or (ii) in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other entity or person or transfer all or substantially all of its properties, stock, or assets to any other entity or person, to the acquirer or resulting entity in such transaction.

(b)	All payments hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Section 409A”) and, accordingly, the Retention Payment will in all events be made to the Associate not later than March 15 of the calendar year following the calendar year in which such amounts are no longer subject to a substantial risk of forfeiture within the meaning of Section 409A. Further, this Agreement shall be interpreted such that it is in compliance with Section 409A. For purposes of Section 409A, payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding the foregoing, if at the time of the Associate’s separation from service, the Associate is a “specified employee,” as hereinafter defined, any and all amounts payable under Section l(b) of this Agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, will instead be paid on the date that follows the date of such separation from service by six months. For purposes of the preceding sentence, “separation from service” will be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” means an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(c)	This Agreement (including exhibits) constitutes the entire agreement between the Company and the Associate concerning the subject matter hereof and may only be modified by a written agreement executed by the Company and the Associate.

(d)	This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.

(e)	This Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of laws.

/s/ Stuart Burgdoerfer
Stuart Burgdoerfer

VOLUNTARILY AND KNOWINGLY AGREED
AND ACCEPTED AS SPECIFIED ABOVE:

/s/ Greg Unis
Greg Unis

Date: September 15, 2020

EXHIBIT A
DEFINITIONS

“Cause” means that the Associate (1) was grossly negligent in the performance of the Associate’s duties with the Company (other than a failure resulting from the Associate’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation. The Associate shall be given written notice by the Company of a termination for Cause, which shall state in detail the particular act or acts or failures to act that constitute the grounds on which the termination for Cause is based. Notwithstanding anything to the contrary, the Associate’s employment shall not be deemed to have been terminated without Cause, and the Associate will not be entitled to the benefits of this Retention Agreement, unless the Associate has been terminated from employment with the business to which the Associate rendered services and the Associate has not otherwise been offered continued employment with the Company or any of its affiliated entities or, in the case of a sale of the business to which the Associate rendered services, with the acquirer of the business or any affiliated entities of the acquirer.

“Change in Control” means, and shall be deemed to have occurred upon, the occurrence of any of the following events:

1)	Any individual composition, partnership, limited liability company, associations, trust or other entity or organization (together, a “Person”) (other than (i) the Company; (ii) any of the Company’s subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of the Company, any of its subsidiaries or a Holding Company; or (v) any Person organized, appointed or established by the Company, any of its subsidiaries or a Holding Company for or pursuant to the terms of any plan described in clause (iv) (an “Excluded Person”)) becomes, together with all “affiliates” and “associates” (each as defined under Rule 12b-2 of the Act) the “beneficial owner” (as defined under Rule 13d-3 of the Act) of securities representing 33% or more of the combined voting power of the securities of the Company entitled to vote generally in the election of the Company’s Board of Directors (the “Voting Stock”) of the Company then outstanding, unless such Person becomes the “beneficial owner” of 33% or more of the combined voting power of such Voting Stock then outstanding solely as a result of an acquisition of such Voting Stock by the Company which, by reducing the Voting Stock of the Company outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all “affiliates” and “associates” of such Person) to 33% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided that if a Person shall become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock of the Company then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the “beneficial owner” of any additional Voting Stock of the Company which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to 33% or more of the combined voting power of the Voting Stock of the Company then outstanding, such Person shall, upon becoming the “beneficial owner” of such additional Voting Stock of the Company, be deemed to have become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

2)	During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new Director, whose election by such Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a · majority of Directors then constituting such Board;

3)	A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock of the Company outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock of the Company) beneficially owns, directly or indirectly, 33% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board of Directors of the Company at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

4)	The consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock of the Company outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock of the Company) beneficially owns, directly or indirectly, 33% or more of, respectively, the then-outstanding shares of common stock of such corporation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board of Directors of the Company at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

5)	(i) The sale of all or substantially all of the assets of any subsidiary of the Company by which the Associate was employed (the “Subsidiary”), (ii) the sale or series of sales by the Company to any Person or group of Persons (other than an Excluded Person) of more than 50% of the combined voting power of the securities of the Subsidiary, or (iii) the consummation of a reorganization, merger or consolidation involving the Subsidiary unless, immediately following such reorganization, merger or consolidation, the Company continues to directly or indirectly control more than 50% of the combined voting power of the securities of the Subsidiary (together with subsections (i) and (ii), a “Subsidiary Change in Control”); provided that, (x) the Associate must have been employed by the Subsidiary immediately prior to Subsidiary Change in Control and (y) immediately following the Subsidiary Change in Control, the Associate is not, directly or indirectly, an employee of the Company or another subsidiary of the Company and has not been offered continued employment with the Company or another subsidiary of the Company.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company or (ii) with respect to the Associate, if the Associate is part of a “group,” within the meaning of Section 13(d)(3) of the Act as in effect on the Plan’s effective date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a Person engaged in business as an underwriter of securities shall not be deemed to be the “beneficial owner” of, or to “beneficially own,” any securities acquired through such Person ‘s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.

“Good Reason” shall mean, without the Associate’s consent, (i) a material diminution in the Associate’s duties or responsibilities representing a demonstrable and significant demotion for the Associate or a change in reporting relationship such that Associate no longer directly reports to the Chief Executive Officer of Victoria’s Secret; (ii) a material reduction in the Associate’s base salary or annual bonus opportunity ( other than pursuant to an across-the-board reduction applicable to all similarly situated employees) or (iii) the relocation of the Associate’s principal place of employment more than fifty (50) miles from its current location.

Any Good Reason resignation will be effective by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which to be effective, must be provided to the Company within sixty (60) days of the occurrence of the event and such termination will not be effective unless the Company has not cured the event giving rise to Good Reason within such ten (10) day notice period.

“Holding Company” means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners,” respectively, of the Voting Stock of the Company outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock of the Company.